Exhibit 10.1

Execution Version
CO-INVESTMENT AGREEMENT
This Co-Investment Agreement (this “Agreement”), is made as of September 7, 2021 (the “HTEC Closing Date”), by and among (i) Chart Industries, Inc., a Delaware corporation (“GTLS”), (ii) ISQ HTEC HoldCo Limited, a company incorporated under the laws of the United Kingdom and (iii) ISQ Blueprint Acquisitions Inc., a company incorporated under the laws of British Columbia (each entity in clause (ii) and (iii), an “ISQ Entity” and collectively, “ISQ”). ISQ and GTLS are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties or certain of their respective Affiliates have made, or intend to make, one or more investments in HTEC Hydrogen Technology & Energy Corporation, a company incorporated under the British Columbia Business Corporation Act (the “Company”); and
WHEREAS, the Parties have entered into this Agreement to provide for certain rights and restrictions related to the Transfer and ownership of Shares (as defined below) and to otherwise govern their relationship on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.Interpretation. Unless the context requires otherwise: (A) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (B) references to Articles and Sections refer to Articles and Sections of this Agreement; (C) references to Laws, regulations, contracts, agreements and instruments refer to such Laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (D) except as expressly provided otherwise herein, references to money or “$” refer to legal currency of the United States of America and “USD” shall mean United States Dollars; provided, however, that, with respect to any amounts that are converted into USD from the legal currency of Canada (“CAD”) for any purpose under this Agreement, the amount of such USD shall be calculated and finally determined based on the Exchange Rate calculated with respect to the date of such determination; (E) the definitions given for terms in Section 2 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (F) the conjunction “or” shall be understood in its inclusive sense (and/or); (G) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears; and (H) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”. In the event any ambiguity or question of intent or interpretation arises with regard to this Agreement, this Agreement shall be construed as drafted jointly by all of Parties, and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.
AmericasActive:15983729.1

2.Defined Terms. As used in this Agreement, the following terms have the following meanings:
(A)“Affiliate” means, with respect to any Person, (i) each entity that such Person Controls; (ii) each Person that Controls such Person; and (ii) each entity that is under common Control with such Person; provided, that, with respect to any Party, an Affiliate shall include (a) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Party or any parent entity of such Party, if any, or (b) a limited liability company or a Person controlled by a limited liability company if the managing member or manager(s) holding a majority of the votes of all managers of the limited liability company is Controlled by such Party or any parent entity of such Party, if any; provided, further, that, for purposes of this Agreement, the Company and its Subsidiaries shall not be an Affiliate of any Party, nor shall any Party be deemed to be an Affiliate of any other Party, solely by virtue of their respective ownership interests in or Control of the Company or any of its Subsidiaries.
(B)“Bankruptcy Action” means, with respect to a Person, any event whereby such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts, or fails or admits in writing its inability generally to pay its debts, as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, including, without limitation, title 11 of the United States Code (as amended), or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to it that, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive).
(C)“Business Day” means, any day other than a Saturday, Sunday or a holiday on which national banking associations in Miami, Florida, New York, New York or Vancouver, Canada are authorized or required by Law to be closed.
(D)“Change of Control” means, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests

AmericasActive:15983729.1

representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of GTLS; or (ii) the direct or indirect sale or other Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties and assets of GTLS and its Subsidiaries taken as a whole, to one or more Persons (other than GTLS or any of its Subsidiaries).
(E)“Consolidated Debt” at any date means, (without duplication), with respect to GTLS and its Subsidiaries on a consolidated basis, (i) all indebtedness for borrowed money (including convertible debt instruments and related obligations, any drawn letter of credit and similar obligations and any receivables financings or similar obligations), (ii) all capital lease obligations and (iii) all indebtedness in respect of the deferred purchase price of property or services of GTLS and its Subsidiaries; provided, however, that in no event shall any intercompany indebtedness among GTLS and its consolidated Subsidiaries be included in the calculation of Consolidated Debt.
(F)“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (i) Consolidated Debt to (ii) EBITDA for the period of four full consecutive fiscal quarters ending on or prior to the date of such determination.
(G)“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income in accordance with GAAP of such Person and its Subsidiaries for such period, on a consolidated basis.
(H)“Control,” “Controls,” or “Controlled” means, the possession, directly or indirectly, through one or more intermediaries, of the following: (i) (a) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (b) in the case of a limited liability company, general partnership or joint venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (c) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; (d) in the case of a limited partnership: (1) the right to 50% or more of the distributions therefrom (including liquidating distributions), (2) where the general partner of such limited partnership is a corporation, ownership of 50% or more of the outstanding voting securities of such corporate general partner, (3) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 50% or more of the distributions (including liquidating distributions) from such general partner entity, and (4) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (2) or (3) of this clause (d), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least 50% of the distributions from such limited partnership; or (5) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or (ii) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

AmericasActive:15983729.1

(I)“Credit Agreement” means, that certain Fourth Amended and Restated Credit Agreement, dated as of June 14, 2019, by and among GTLS, certain of its Subsidiaries party thereto and the lenders party thereto, as it exists as of August 13, 2021.
(J)“Dispose,” “Disposing,” or “Disposition” means, with respect to any asset (including a Share or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Share is transferred or shifted to another Person), a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including, in the case of an asset owned by an entity, (i) a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up). For the avoidance of doubt, the creation of an Encumbrance on or with respect to any asset shall not constitute the Disposition of such asset.
(K)“Distributions” means, distributions or dividends (including cash distributions and dividends, a Spin-Off or other similar cash or non-cash distributions or dividends) to equityholders of GTLS.
(L)“EBITDA” means, with respect to GTLS and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of GTLS and its Subsidiaries for such period plus (a) the sum of the following items (in each case without duplication and to the extent the amounts in respect of the following items reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):
(i)provision for taxes based on income, profits, losses or capital of GTLS and its Subsidiaries for such period to the extent that such provision for taxes was deducted in calculating Consolidated Net Income or adjusted for the tax effect of all adjustments made to Consolidated Net Income;
(ii)interest expense of GTLS and its Subsidiaries for such period (net of interest income of GTLS and its Subsidiaries for such period);
(iii)depreciation, amortization (including amortization of intangibles and deferred financing fees) and other non-cash expenses, including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on GTLS and its Subsidiaries for such period;
(iv)the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges), in each case, to the extent such items would be permitted to be added back pursuant to clause (iv) of the definition of EBITDA in the Credit Agreement;

AmericasActive:15983729.1

(v)any other non-cash charges;
(vi)equity losses in Affiliates unless funds have been disbursed to such Affiliates by GTLS or any of its Subsidiaries;
(vii)other non-operating expenses;
(viii)the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties;
(ix)accretion of asset retirement obligations in accordance with SFAS No. 143 and any similar accounting in prior periods;
(x)transaction costs and similar amounts that would be required to be expensed as a result of the application of SFAS No. 141(R);
(xi)charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with any acquisition or investment, disposition or any casualty event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to EBITDA pursuant to this clause (xi) (and if not so reimbursed within one year, such amount shall be deducted from EBITDA during the next measurement period), in each case, to the extent such items would be permitted to be added back pursuant to clause (xi) of the definition of EBITDA in the Credit Agreement;
(xii)any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging—but only to the extent the cash impact resulting from such loss has not been realized);
(xiii)any costs or expenses associated with any acquisition, disposition, investment, equity offering or incurrence of indebtedness, in each case, to the extent such items would be permitted to be added back pursuant to clause (xiii) of the definition of EBITDA in the Credit Agreement (whether or not consummated or incurred, as applicable); and
(xiv)one-time, extraordinary, unusual, non-recurring expenses and charges provided that the aggregate amount of such expenses and charges permitted to be added back pursuant to this clause (xiv) during such period of GTLS shall not exceed 15% of EBITDA for such period (calculated without giving effect to the add-back of any item pursuant to this clause (xiv));

AmericasActive:15983729.1

and minus (b) the sum of (in each case without duplication and to the extent the amounts in respect of the following items increased such Consolidated Net Income for the respective period for which EBITDA is being determined):
(i)non-cash items increasing Consolidated Net Income of GTLS and its Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required); and
(ii)any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests and hedging obligations or other derivative instruments (in each case including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging—but only to the extent the cash impact resulting from such gain has not been realized).
(M)“Encumbrances” means, a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or occurs or exists by operation of Law.
(N)“Equity Interests” of any Person shall mean, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
(O)“Excess Distribution Date” means, the date, if any, during the Excess Distribution Period, upon which the aggregate cumulative Distributions made, announced or declared by GTLS exceed $900,000,000 USD. For purposes of calculating the value of any non-cash assets, such assets be given a value equal to their Fair Market Value.
(P)“Excess Distribution Period” means the period commencing on the HTEC Closing Date and ending on the third anniversary of the HTEC Closing Date.
(Q)“Excess Leverage Date” means, the date, if any, upon which the Consolidated Leverage Ratio of GTLS exceeds either (i) 4.25x for three full consecutive calendar quarters (in which case the last date of such third calendar quarter shall be the Excess Leverage Date) or (ii) 6x.
(R)“Excess Leverage Period” means the period of time, if any, commencing on an Excess Leverage Date and ending on the date, if any, on which the Consolidated Leverage Ratio of GTLS would no longer trigger an Excess Leverage Date; provided, that the Excess Leverage Period shall in no event be less than 90 days.
(S)“Exchange Act” means, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

AmericasActive:15983729.1

(T)“Exchange Rate” means, as of any date of determination, the rate at which CAD may be exchanged for USD, as posted by the Bank of Canada, as of the close of business for the Business Day immediately preceding such date of determination.
(U)“Fair Market Value” shall mean, as of the time of determination, (i) in the case of GTLS Common Stock or any other interest or property that consists of securities with an existing public trading market, the VWAP of the GTLS Common Stock or other interest or property, as applicable, on the date immediately preceding the date of such determination, or (ii) if there is no existing public trading market for GTLS Common Stock or such specified interest or property, the value that would be obtained by the seller in an arm’s-length transaction for cash at the time of determination between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively.
(V)“Fully Diluted Basis” means, as of any date, the aggregate number of shares of GTLS Common Stock that would be outstanding, as of such date, if all outstanding options, warrants, and convertible securities were exercised for or converted into shares of GTLS Common Stock, regardless of whether such options, warrants, and convertible securities are then convertible or exercisable by their terms or otherwise.
(W)“GAAP” means, generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
(X)“Gain on Investment” means, as of any date of determination and with respect to each relevant Share, the Put Option Purchase Price per Share (assuming the Put Option Closing Date is the third anniversary of the HTEC Closing) minus the Original Investment per Share.
(Y)“Governmental Authority” means, a federal, state, provincial, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
(Z)“Governmental Authorization” means, any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority.
(AA)“GTLS Bankruptcy Action” means any Bankruptcy Action with respect to GTLS.
(AB)“GTLS Common Stock” means, capital stock of GTLS having the rights and obligations specified with respect to common stock in the certificate of incorporation, bylaws and other organizational documents of GTLS.

AmericasActive:15983729.1

(AC)“HTEC Closing” means, the closing of the transactions contemplated by the HTEC Subscription Agreements and the HTEC Secondary Purchase Agreements.
(AD)“HTEC Closing Date” means, the date on which the HTEC Closing occurs.
(AE)“HTEC Secondary Purchase Agreements” means, those certain Purchase Agreements by and among the Parties (or certain of their respective Affiliates) and certain selling shareholders of the Company, as amended from time to time.
(AF)“HTEC Shareholder Agreement” means, that certain Second Amended and Restated Shareholder Agreement, dated as of the HTEC Closing Date, by and among the Company, the Parties and the other shareholders party thereto, as amended from time to time.
(AG)“HTEC Subscription Agreements” means, those certain Subscription Agreements, dated as of August 13, 2021, by and among the Parties (or certain of their respective Affiliates) and the Company, as amended from time to time.
(AH)“Internal Rate of Return” means the annual effective discounted rate per Share computed by taking into account (i) all Cash Flows in respect of the applicable Shares and (ii) the Put Option Purchase Price or the Call Option Purchase Price, as applicable, to be received in respect of such Shares, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
(AI)“IPO Triggering Date” means, the date, if any, following 18 months after the HTEC Closing, upon which, at the time of determination and with respect to each relevant Share, the price per share of the Shares then held by the Parties has a Fair Market Value (and combined with the value of any distributions, dividends or redemption payments received by the Parties from and after the HTEC Closing through such date of determination) in excess of 3.5 multiplied by the Original Investment per Share.
(AJ)“ISQ Call Settlement Price” means, as of the time of determination, a purchase price per Share that results in ISQ and its Affiliates achieving the greater of (i) an Internal Rate of Return of 12.5% per Share (measured from the HTEC Closing Date through the Call Option Closing Date) and (ii) the MOIC Hurdle.
(AK)“ISQ Put Settlement Price” means, as of the time of determination and with respect to each relevant Share, a purchase price per Share that, if such purchase is consummated (i) prior to the third anniversary of the HTEC Closing Date, is equal to (a) the Original Investment per Share plus (b) (x) Gain on Investment multiplied by (y) a fraction equal to (I) the number of months following the HTEC Closing Date at the time the Put Option is exercised (using the full month in which the Put Option is exercised) divided by (II) 36; provided, that in no event will the number of months used or applied in clause (y)(I) be less than 12, or (ii) from and after the third anniversary of the HTEC Closing Date, results in ISQ achieving the greater of (a) an Internal Rate of Return of 10% per Share on the Original Investment per Share (measured from the HTEC Closing Date through the Put Option Closing Date) and (b) the MOIC Hurdle.

AmericasActive:15983729.1

(AL)“ISQ Shares” means, as of the time of determination (and subject to Section 9(C)), those Shares acquired by ISQ pursuant to the HTEC Subscription Agreements or the HTEC Secondary Purchase Agreements and which Shares are held by ISQ or its Affiliates as of such applicable time of determination.
(AM)“Laws” means, any federal, state, local, provincial or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
(AN)“MOIC Hurdle” means, as of the time of determination and with respect to each relevant Share, an amount equal to (i) the Original Investment per Share multiplied by (ii) 1.65. For the avoidance of doubt, in determining whether the MOIC Hurdle has been achieved, the following items shall be taken into account: (1) the amount of any distributions and dividends received by ISQ and its Affiliates in respect of such Share on or prior to such date of determination and (2) any amount received by ISQ and its Affiliates that is in the nature of a recovery or replacement of, or indemnity or compensation for or with respect to, or is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clause (i) or (1) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket costs or expenses of ISQ paid to third parties).
(AO)“National Securities Exchange” means, an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section).
(AP)“Original Investment per Share” means $19.43601 (which, for the avoidance of doubt, is the amount in USD equal to CAD $24.33, exchanged at the Exchange Rate determined in respect of the HTEC Closing Date).
(AQ)“Person” means, any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Authority.
(AR)“Public Offering” means, the completion of a transaction whereby the Company becomes a reporting issuer in any jurisdiction of Canada or the U.S., has Shares registered under the securities laws of Canada or the U.S. or otherwise becomes subject to the continuous disclosure or reporting obligations of Canada or the U.S.
(AS)“Put Trigger Event” means, the occurrence of any of the following:
(i)the third anniversary of the HTEC Closing,
(ii)the date of the actual consummation of a Change of Control;
(iii)the Excess Distribution Date;

AmericasActive:15983729.1

(iv)an Excess Leverage Date; provided, however, that with respect to any Excess Leverage Date, such Excess Leverage Date shall only constitute a Put Trigger Event so long as the applicable Excess Leverage Period exists thereafter; and
(v)a GTLS Bankruptcy Action.
(AT)“Required Governmental Authorizations” means, those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option or the Put Option, each in accordance with the terms hereof.
(AU)“ROFR Closing Date” means, the date on which the ROFR Closing occurs.
(AV)“SEC” means, the Securities and Exchange Commission.
(AW)“Shareholders” means, the shareholders of the Company from time to time.
(AX)“Shares” means, the Class A1 Common Shares and Class A3 Common Shares of the Company.
(AY)“Spin-Off” means, a distribution of shares of any class or series, or similar Equity Interest, of or relating to a Subsidiary or business unit of GTLS or other similar transaction.
(AZ)“SpinCo” means, the Person that had its Equity Interests distributed, spun-out or spun-off or the entity that owns the business unit distributed, spun-out or spun-off as part of a Spin-Off.
(BA)“Subsidiary” means, as to any Person, any other Person of which or in which such first Person, directly or indirectly through its ownership of any other Person, has Control.
(BB) “Transfer” means, any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, conveyance, transfer or other disposition of Shares owned by a Party or its permitted assignees.
(BC)“Transfer Agent” means, such bank, trust company, or other Person as may be appointed pursuant to the organizational documents of GTLS to act as registrar and transfer agent for any class of Equity Interests of GTLS.
(BD)“VWAP” means, as of any date of determination for any security, the arithmetic average of the volume-weighted average price per security for such security as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for such security (or its equivalent successor, if such page is not available) in respect of the period from 9:30 am to 4:00 pm Eastern Time (or from the scheduled open of trading until the scheduled close of trading of the primary trading session in respect of the principal exchange on which trading in such security occurs, if different from the foregoing) or, if not available, by another authoritative source agreed to by the Parties, for each day in the ten consecutive trading day period ending on and including the trading day immediately preceding such date of determination.

AmericasActive:15983729.1

3.ISQ Put Option.
(A)At any time from and after the occurrence of a Put Trigger Event, ISQ shall have the right, but not the obligation, to require GTLS to purchase, subject to the limitations and requirements of this Section 3, all (but not less than all) of the ISQ Shares at a purchase price that achieves the then-applicable ISQ Put Settlement Price per ISQ Share that is then owned by ISQ (the “Put Option Purchase Price”), upon the terms and conditions set forth in this Section 3 (the “Put Option”). GTLS may not assign its obligation to purchase the ISQ Shares pursuant to this Section 3 to any Person other than to its Subsidiaries; provided, however, that, in the event of any such assignment to its Subsidiaries, GTLS shall remain subject to and fully responsible for its obligations set forth in this Section 3 upon any exercise of the Put Option. For the avoidance of doubt, in the event that the Put Option is not exercised by ISQ immediately upon the occurrence of a Put Trigger Event, nothing herein shall limit ISQ’s right to exercise the Put Option at any time thereafter in accordance with the terms herein regardless of whether or not the Put Trigger Event is then continuing; provided, however, that (i) ISQ may only exercise the Put Option or deliver a Put Option Notice with respect to a Change of Control within 30 days following the public announcement of such Change of Control or during the 90 days immediately following the consummation of such Change of Control, (ii) an Excess Leverage Date shall only constitute a Put Trigger Event so long as the applicable Excess Leverage Period exists thereafter and (iii) if ISQ delivers a Put Option Notice following the announcement or declaration of a Distribution which triggers the Excess Distribution Date but prior to the actual making of such Distribution, the exercise of such Put Option pursuant to that Put Option Notice shall be conditioned upon the actual making of such Distribution and the Put Option Closing shall occur immediately prior to such Distribution.
(B)To exercise the Put Option, ISQ shall deliver to GTLS written notice of such exercise (the “Put Option Notice”) containing (i) the date (the “Put Option Closing Date”) on which the Put Option is to be consummated (the “Put Option Closing”), which shall be at least ten Business Days following the date the Put Option Notice is delivered to GTLS (except in the instance where the Put Option is being exercised in connection with a Change of Control, in which case (unless the Put Option Notice is delivered following such Change of Control) the Put Option Closing shall occur immediately prior to, but conditioned upon, the consummation of such Change of Control), (ii) the number of ISQ Shares to be purchased, which shall be all of the ISQ Shares then currently owned by ISQ and its Affiliates and (iii) the Put Option Purchase Price per Share as of the proposed Put Option Closing Date (along with ISQ’s calculation of such Put Option Purchase Price per Share and reasonable backup information evidencing the same); provided, however, that, (x) notwithstanding anything to the contrary in this Agreement, in the event that a public announcement of a forthcoming Change of Control is made by GTLS, ISQ (if it elects to exercise the Put Option in connection with such Change of Control and determines to provide a Put Option Notice to GTLS prior to the consummation of such Change of Control) shall be required to deliver such Put Option Notice to GTLS within 30 days following such public announcement, and (y) if ISQ does not provide a Put Option Notice to GTLS prior to the consummation of such Change of Control pursuant to the foregoing clause (x), and if ISQ elects to exercise the Put Option in connection with such Change of Control following the consummation of such Change of Control, then ISQ shall be required to provide the Put Option

AmericasActive:15983729.1

Notice to GTLS no later than 90 days following the consummation of such Change of Control. Notwithstanding anything herein to the contrary, in the event that a Put Trigger Event is caused by the consummation of a Change of Control or the occurrence of an Excess Distribution Date caused by a Spin-Off, and the purchaser of GTLS or all or substantially all of the assets of GTLS (in the event of such a Change of Control) or the SpinCo (in the event of a Spin-Off), as applicable, has a credit rating of at least BB by Standard & Poor’s Rating Service or Ba2 by Moody’s Investor Service, LLC as of the date of (and following the consummation of) such Change of Control or Spin-Off, as applicable, and confirms in a writing delivered to ISQ, prior to the consummation of such Change of Control or Spin-Off, the full and unqualified assumption of all of GTLS’s obligations with respect to the Put Option (and with no change or modification to such obligations) then such event or occurrence shall not constitute a Put Trigger Event and ISQ shall not be permitted to exercise its Put Option in connection with such Change of Control or Excess Distribution Date.
(C)Subject to the limitations set forth in this Section 3(C) and Section 3(D), GTLS may pay any Put Option Purchase Price, at its option, in either immediately available funds (in USD), GTLS Common Stock, or a combination of immediately available funds (in USD) and GTLS Common Stock. Three Business Days prior to the Put Option Closing, GTLS shall deliver written notice to ISQ of the form of consideration to be used to pay the Put Option Purchase Price and, if the form of consideration is a combination of immediately available funds (in USD) and GTLS Common Stock, the amount of GTLS Common Stock to be issued. Any GTLS Common Stock to be issued as payment (or partial payment) of any Put Option Purchase Price will be issued at a price per share of GTLS Common Stock equal to the lesser of (x) the VWAP of the GTLS Common Stock on the trading day immediately prior to the Put Option Closing Date and (y) the listed price of a share of GTLS Common Stock as of the end of the day immediately prior to the Put Option Closing Date. Notwithstanding anything to the contrary herein, in the event that ISQ exercises its Put Option in connection with a Change of Control, a GTLS Bankruptcy Action or following an Excess Leverage Date that occurs prior to the third anniversary of the HTEC Closing, GTLS must pay the Put Option Purchase Price solely in cash in immediately available funds (in USD) and may not pay for any portion of the Put Option Purchase Price with GTLS Common Stock.
(D)Without limiting any other terms of this Section 3, GTLS Common Stock may only be used for payment (or partial payment) of the Put Option Purchase Price subject to the following limitations and upon satisfaction of each of the following conditions as of the Put Option Closing Date:
(i)the GTLS Common Stock is listed or admitted to trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (or any of their respective successors);
(ii)(a) GTLS shall have filed a registration statement with the SEC registering the resale of the GTLS Common Stock to be issued at the Put Option Closing, (b) such registration shall have been declared effective by the SEC, (c) no stop order shall have been issued with respect thereto and (d) the GTLS Common Stock to be issued at the Put Option

AmericasActive:15983729.1

Closing shall thereafter be immediately available for resale pursuant to such effective registration statement covering resales;
(iii)no GTLS Bankruptcy Action has occurred;
(iv)GTLS has no knowledge of previously undisclosed material events or developments that GTLS would be obligated to disclose publicly, under applicable Law or the rules of the National Securities Exchange on which the GTLS Common Stock is listed, if GTLS was offering and selling GTLS Common Stock (or other publicly traded securities), the disclosure of which would reasonably be expected to negatively affect the trading price of GTLS Common Stock on the applicable National Securities Exchange; and
(v)in any exercise of the Put Option, the aggregate number of shares of GTLS Common Stock that will be issued to ISQ at the Put Option Closing shall be no more than 7% of the total number of issued and outstanding shares of GTLS Common Stock on a Fully Diluted Basis (including any GTLS Common Stock to be issued at the Put Option Closing) and any remaining portion of the Put Option Purchase Price shall be paid in cash.
(E)On the Put Option Closing Date, (i) ISQ will convey all right, title, and interest in and to the ISQ Shares, free of all Encumbrances (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), to GTLS; (ii) if any portion or all of the Put Option Purchase Price is to be paid in cash (the “Put Option Cash Consideration”), GTLS will pay the Put Option Cash Consideration to ISQ (or their nominee(s)) by wire transfer of immediately available funds to an account designated in writing by ISQ; and (iii) GTLS shall satisfy the remaining portion of the Put Option Purchase Price (if any) by issuing GTLS Common Stock to ISQ (the “Put Option Stock Consideration”), and, in connection therewith, GTLS shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Put Option Stock Consideration to ISQ (or their nominee(s)) and promptly direct its Transfer Agent to remove any notations of a restrictive legend in ISQ’s certificate or the book entry account maintained by the Transfer Agent. GTLS shall cooperate with ISQ to effect the removal of any notations of a restrictive legend at any time such legend is no longer appropriate. No fractional shares of GTLS Common Stock will be issued and ISQ shall instead receive payment in cash (in USD) in lieu of fractional shares. The Parties agree that the Put Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations and each Party will use reasonable best efforts to obtain and reasonably cooperate with the other Parties in obtaining all Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Put Option Closing Date, then such Put Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Put Option Purchase Price set forth in the Put Option Notice shall be calculated from the HTEC Closing Date until the date of the actual Put Option Closing. Following consummation of the Put Option, the Parties will instruct, and shall use their respective commercially reasonable efforts to cause, the Company to record the transfer of such ISQ Shares to GTLS (or its nominee(s)).

AmericasActive:15983729.1

(F)Each Party agrees to cooperate with the other Parties and the Company to effect the Put Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on ISQ Shares, if any (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Parties or the board of directors of the Company (the “Board”) reasonably deem necessary or appropriate to consummate the Put Option Closing. The Parties agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of GTLS Common Stock to ISQ (or their nominee(s)). Each Party agrees that it shall use reasonable best efforts to cause the Put Option Closing to occur as promptly as practicable, subject to compliance with the terms of the foregoing Section 3.
(G)Notwithstanding any other terms of this Section 3 or of this Agreement, a GTLS Bankruptcy Action shall constitute a material breach by GTLS of its obligations in respect of the Put Option and, upon written notice to GTLS, ISQ shall have the right, but not the obligation, to terminate the Put Option (a “Chart Bankruptcy Termination”) in writing to GTLS. If ISQ elects a Chart Bankruptcy Termination, and so long as the Fair Market Value of the ISQ Shares at such time is less than the ISQ Put Settlement Price with respect thereto, ISQ shall be entitled to payment by GTLS immediately upon demand, in cash, of a sum equal to (i) (x) the ISQ Put Settlement Price for each ISQ Share then owned by ISQ as if ISQ had duly exercised its Put Option with respect thereto pursuant to this Section 3 immediately prior to the occurrence of the GTLS Bankruptcy Action (and the Put Option Purchase Price for each ISQ Share then owned by ISQ had been paid in cash in immediately available funds (in USD)) less (y) the Fair Market Value of the ISQ Shares that would have been purchased at the Put Option Closing plus (ii) all reasonable and documented out of pocket expenses (including reasonable attorneys’ fees and expenses of enforcement) incurred by ISQ in connection with any proceeding or action to enforce the terms of this Agreement (the “Bankruptcy Claim Amount”). The Parties acknowledge and agree that ISQ’s entitlement to payment of the Bankruptcy Claim Amount is not, and will not constitute, a claim for damages with respect to any Equity Interests of the Company, any Party, or any Affiliate of the Company and shall not be deemed or characterized as a claim for such damages for any purpose. The Parties further acknowledge and agree that the damages for a Chart Bankruptcy Termination are difficult or impossible to determine, otherwise obtaining an adequate remedy would be inconvenient, and the stipulated entitlement to payment of the Bankruptcy Claim Amount set forth herein constitutes a reasonable means for determining the anticipated harm or loss. Upon a Chart Bankruptcy Termination, GTLS shall no longer have any rights under any of Section 4, Section 6 or Section 7 of this Agreement. If GTLS pays the full Bankruptcy Claim Amount within two Business Days of demand by ISQ, then, if the payment of the Bankruptcy Claim Amount is accompanied by payment in full of the Fair Market Value of the ISQ Shares that would have been purchased at the Put Option Closing (the “Additional GTLS Payment”), then receipt by ISQ of such Additional GTLS Payment shall be deemed to be an election by GTLS to purchase such ISQ Shares at the Fair Market Value and, accordingly, ISQ shall promptly arrange for the transfer of such ISQ Shares to GTLS. For the avoidance of doubt, in no event shall ISQ be entitled to retain both the Additional GTLS Payment and the ISQ Shares.

AmericasActive:15983729.1

(H)In the event that GTLS is required to provide written notice to any of its lenders (or other counterparties) regarding the breach of any term or covenant under any applicable credit agreement (or other similar agreement) relating to the Consolidated Leverage Ratio (or the values upon which such metric is based) which have led to or co-existed with an Excess Leverage Date, GTLS shall, concurrently with sending such notice to such lenders (or other counterparties), send written notice to ISQ of such circumstances and in any event shall deliver written notice promptly following the occurrence of an Excess Leverage Date, if applicable; provided, however, that (i) ISQ shall have entered into a customary form of confidentiality agreement with GTLS prior thereto (provided that in no event shall such confidentiality agreement contain any standstill provisions) and (ii) any written materials constituting material non-public information provided pursuant to this Section 3(H) shall be clearly labeled as material non-public information and prior to furnishing any such material non-public information materials to ISQ, GTLS shall obtain ISQ’s written consent to the receipt of such material non-public information.
4.Call Option.
(A)At any time, and from time to time, from and after the third anniversary of the HTEC Closing, GTLS shall have the right, but not the obligation, to require ISQ and its Affiliates to sell up to an aggregate of 20% of the ISQ Shares at a purchase price for each Share for which such election is made that achieves the ISQ Call Settlement Price per Share purchased pursuant to this Section 4 (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 4 (the “Call Option”). GTLS may not assign its right to purchase ISQ Shares pursuant to this Section 4 to any Person other than to its Subsidiaries; provided, however, that, in the event of any such assignment to its Subsidiaries, GTLS shall remain subject to and fully responsible for its obligations set forth in this Section 4 upon any exercise of the Call Option. To the extent the ISQ Shares to be purchased pursuant to the Call Option are held by more than one Person, ISQ shall have the right, in its sole discretion, to allocate the number of ISQ Shares to be purchased from each ISQ Entity.
(B)In the event that GTLS is considering exercising the Call Option, GTLS shall request in writing that ISQ provides the then-current Call Option Purchase Price with respect to a specified number of ISQ Shares and one or more potential Call Option Closing Dates (as defined below), and ISQ shall deliver such Call Option Purchase Price (along with ISQ’s calculation of such Call Option Purchase Price and reasonable backup information evidencing the same) within ten Business Days following ISQ’s receipt of such request. Thereafter, to exercise the Call Option, GTLS shall deliver to ISQ written notice executed by GTLS of such exercise (the “Call Option Notice”) containing (i) the date (such date, the “Call Option Closing Date”) on which the acquisition of the ISQ Shares identified in the Call Option Notice is to be consummated (the “Call Option Closing”), which shall be at least five Business Days following the date the Call Option Notice is delivered to ISQ, (ii) the number of Shares to be purchased and (iii) the Call Option Purchase Price per Share as of the proposed Call Option Closing Date. The Call Option Notice shall be irrevocable except with the prior written consent of ISQ; provided, however, that, for the avoidance of doubt, in no event shall any request by GTLS for the applicable Call Option

AmericasActive:15983729.1

Purchase Price per Share be deemed to constitute the Call Option Notice or create any obligation on the part of GTLS in connection therewith to deliver the Call Option Notice (or otherwise).
(C)On the Call Option Closing Date: (i) ISQ will convey the ISQ Shares identified in the applicable Call Option Notice, free of all Encumbrances (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), to GTLS; (ii) GTLS will pay in cash to ISQ (or its nominee(s)) by wire transfer to an account designated by ISQ of immediately available funds equal to the Call Option Purchase Price; and (iii) the Parties shall instruct, and shall use its commercially reasonable efforts to cause, the Company to record the transfer of such ISQ Shares to GTLS (or its nominee(s)). The Parties agree that the Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations and each Party will use commercially reasonable efforts to obtain and reasonably cooperate with the other Parties in obtaining all Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the HTEC Closing Date until such date of the actual Call Option Closing. For the avoidance of doubt, the Call Option Purchase Price may only be paid in immediately available funds (in USD), and GTLS may not satisfy or otherwise pay any portion of the Call Option Purchase Price with GTLS Common Stock.
(D)Each Party agrees to cooperate with the other Parties and the Company to effect the Call Option Closing, including using its reasonable efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the ISQ Shares, if any (other than those created by the HTEC Shareholder Agreement, this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Parties or the Board reasonably deem necessary or appropriate to consummate the Call Option Closing. Each Party agrees that it shall use reasonable best efforts to cause the Call Option Closing to occur as promptly as practicable. Each Party agrees that it shall use reasonable best efforts to cause the Call Option Closing to occur as promptly as practicable, subject to compliance with the terms of the foregoing Section 4.
5.Drag-Along Transaction.
(A)Election. At any time following the seventh anniversary of the HTEC Closing Date, upon written notice to the Company and GTLS, ISQ shall have the right, but not the obligation, to cause GTLS and each of its Affiliates to exercise any rights (including the exercise of voting rights attached to securities of the Company held by GTLS and its Affiliates, the exercise of consent rights under the HTEC Shareholder Agreement as may be directed by ISQ and acting as a supporting shareholder in connection with a Takeover Bid (as defined in the HTEC Shareholder Agreement) under Section 4.3 of the HTEC Shareholder Agreement) that GTLS and its Affiliates may have under the organizational documents of the Company and its Subsidiaries, and the HTEC Shareholder Agreement, to cause the Company to seek (and implement) a Takeover Bid (as defined in the HTEC Shareholder Agreement) or a sale of the

AmericasActive:15983729.1

Company (whether by way of sale of all or substantially all of the assets of the Company or all of the issued and outstanding capital stock of the Company, merger or other business combination, or otherwise) (any such transaction, a “Liquidity Event”), in each case, upon the terms and conditions set forth in Section 5(B) herein and Section 4.3 of the HTEC Shareholder Agreement (the “Liquidity Event Option”). Notwithstanding anything to the contrary herein, ISQ shall not be able to exercise the Liquidity Event Option in the event that the Company has previously consummated a Liquidity Event after the HTEC Closing.
(B)Liquidity Event. If ISQ exercises the Liquidity Event Option pursuant to Section 5(A), then GTLS shall exercise any rights it may have under the organizational documents of the Company to cause the Company to permit ISQ to exclusively identify, negotiate, structure and otherwise pursue the Liquidity Event in good faith, in accordance with this Section 5(B). ISQ shall regularly consult and cooperate with the Board and GTLS with respect to the status of the sale process for such Liquidity Event. GTLS will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by ISQ. GTLS will execute any applicable plan of arrangement, amalgamation, merger, asset purchase, securities purchase, recapitalization, or other agreement negotiated by ISQ in connection with any such Liquidity Event; provided, however, that (i) GTLS and each of its Affiliates receives the same type of proceeds (and in the same proportion to its holdings) as ISQ with respect to the Liquidity Event; (ii) any representations, warranties or indemnities on account of any Shareholder’s own Shares or such Shareholder’s authority to effect the transaction constituting a Liquidity Event shall be solely the responsibility of such Shareholder; (iii) GTLS shall not be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of ISQ or any other Shareholder and vice versa; (iv) in no event shall GTLS be required to make representations, warranties, or covenants or provide indemnities as to ISQ or any other Shareholder and vice versa; (v) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by each Shareholder pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by such Shareholder in the Liquidity Event; and (vi) in no event (x) shall any Shareholder be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of net proceeds actually received by such Shareholder in the Liquidity Event or (y) shall GTLS or any of its Affiliates be required to enter into any non-competition or non-solicitation covenant or agreement or any other restrictive covenant agreement. Without limiting anything in this Section 5(B), and in addition to its obligation to exercise certain of its rights under the organizational documents of the Company, following the exercise of the Liquidity Event Option by ISQ, GTLS shall and shall direct its employees and representatives to use their commercially reasonable efforts to assist ISQ and the Company to cause a Liquidity Event.
(C)At any time following an IPO Triggering Date, upon written notice to the Company and GTLS, ISQ shall have the right, but not the obligation, to cause GTLS and each of its Affiliates to provide their written consent pursuant to Section 2.7(3) of the HTEC Shareholder

AmericasActive:15983729.1

Agreement (Right on a Qualified IPO and Sale) regarding the pursuit of a Qualified IPO (as defined in the HTEC Shareholder Agreement).
6.Right of First Offer.
(A)If ISQ or its Affiliates (the “ROFO Transferor”) desire to Transfer any of the ISQ Shares to any Person that is not an Affiliate of ISQ (such transaction, a “ROFO Transaction” but excluding (i) a Transfer to GTLS or one of its Subsidiaries, including pursuant to the Put Option or Call Option and (ii) a Transfer occurring as a result of a Liquidity Event), ISQ shall give GTLS written notice (a “ROFO Notice”) setting forth (i) ISQ’s desire to effect such Transfer and (ii) the ISQ Shares to be Transferred (the “Offered Interests”).
(B)Upon receipt of the ROFO Notice, GTLS shall have the option, exercisable by delivery of written notice to ISQ during the 15 day period following receipt of the ROFO Notice (such period, the “ROFO Period”), to make a first offer to purchase all (and not less than all) of the Offered Interests with payment made exclusively in cash in immediately available funds (in USD), which offer shall be in writing and shall set forth the material terms thereof (each a “ROFO Offer”).
(C)If GTLS does not make a ROFO Offer within such 15-day period, then the ROFO Transferor may for a 180-day period after the expiration of the ROFO Period consummate the ROFO Transaction that is the subject of the ROFO Notice (subject to compliance with the terms of Section 7).
(D)If GTLS makes a timely ROFO Offer that ISQ desires to accept, then GTLS shall, within 45 days (unless a longer period is mutually agreed upon by the Parties or is required to obtain any Required Governmental Authorizations or third-party consents) of receipt of notice of ISQ’s acceptance of the ROFO Offer, acquire such Offered Interests pursuant to a definitive agreement with ISQ in accordance with the terms of the ROFO Offer. If GTLS does not consummate the acquisition of such Offered Interests within such period and the ROFO Transferor has taken all reasonable actions to cause such consummation to occur, then the ROFO Transferor may, for a 180-day period after the expiration of such 45-day period (as may be extended pursuant to the foregoing), consummate the ROFO Transaction that is the subject of the ROFO Notice with any Person on any terms (subject to compliance with the terms of Section 7).
(E)If, on the other hand, GTLS makes a timely ROFO Offer and ISQ rejects such offer in writing, then the ROFO Transferor may pursue and consummate a ROFO Transaction with a third party transferee within a period of 180 days after ISQ’s rejection of the ROFO Offer; provided, however, that terms offered for the Transfer of the Offered Interests must be no less favorable, in the aggregate, to ISQ than the terms of the ROFO Offer (subject to compliance with the terms of Section 7).
(F)If a ROFO Transaction is not consummated within the applicable period provided by this Section 6, then the current ROFO Notice shall expire and the ROFO Transferor may not consummate a ROFO Transaction without complying again with this Section 6 and Section 7 below.

AmericasActive:15983729.1

7.Right of First Refusal.
(A)If, after previously complying with the terms of Section 6, ISQ or any of its Affiliates (a “ROFR Transferor”) proposes to Transfer any of the ISQ Shares to any Person that is not an Affiliate of ISQ (such transaction, a “ROFR Transaction”, but excluding (i) a Transfer to GTLS or one of its Subsidiaries, including pursuant to the Put Option or Call Option and (ii) a Transfer occurring as a result of a Liquidity Event), pursuant to a binding definitive agreement (including a binding term sheet) with respect thereto (the “ROFR Bid”), the ROFR Transferor shall give to GTLS written notice (a “ROFR Notice”) setting forth (i) the ROFR Transferor’s desire to effect such Transfer, (ii) the ISQ Shares to be Transferred (the “ROFR Interests”) and (iii) a copy of all definitive agreements and documentation (including the consideration, the allocation of value assigned to the ROFR Interests and all other material terms) relating to the Transfer of the ROFR Interests by the ROFR Transferor. For the avoidance of doubt, the foregoing shall not require the ROFR Transferor to enter into or otherwise execute any definitive agreements or documentation before delivering the ROFR Notice.
(B)During the 15-day period following receipt of the ROFR Notice (such period, the “ROFR Period”), GTLS shall have the option, exercisable by delivery of written notice to the ROFR Transferor (the “ROFR Acceptance”), to elect to purchase the ROFR Interests from the ROFR Transferor for consideration (the “ROFR Consideration”) and on material terms that are no less favorable, individually or in the aggregate, to the ROFR Transferor than those of the ROFR Bid; provided, that with respect to the ROFR Consideration, (i) the price per Share offered by GTLS must be equal to at least 102% of the price per Share set forth in the ROFR Bid and (ii) the form of ROFR Consideration offered by GTLS may only be immediately available funds (in USD). To the extent that any consideration offered by the proposed third party purchaser in the ROFR Bid is in a form other than immediately available funds directly payable to ISQ, including Equity Interests and any other non-cash consideration (any such consideration, the “Non-Cash ROFR Consideration”), then in determining the terms of the ROFR Bid for purposes of the ROFR Acceptance, this Section 7(B) and Section 7(D), such Non-Cash ROFR Consideration shall be deemed to have a value equal to the cash Fair Market Value of such Non-Cash ROFR Consideration for the purpose of calculating the consideration terms under the ROFR Bid (unless the assignment of such value would render the resulting transaction invalid under applicable Law, in which case the deemed value shall be adjusted solely to the extent necessary to comply with applicable Law).
(C)If GTLS does not provide a ROFR Acceptance within the ROFR Period, then the ROFR Transferor may for a 180-day period after the expiration of the ROFR Period consummate the ROFR Transaction that is the subject of the ROFR Bid for consideration and on terms that are no less favorable, individually or in the aggregate, to the ROFR Transferor than the terms set forth on the ROFR Notice. If the ROFR Transaction that is the subject of the ROFR Bid is not consummated within the 180-day period after the expiration of the ROFR Period, then the current ROFR Notice shall expire and the ROFR Transferor may not consummate a ROFR Transaction without complying again with this Section 7.

AmericasActive:15983729.1

(D)If GTLS makes a timely ROFR Acceptance, then GTLS shall, within 45 days (unless a longer period is mutually agreed upon by the Parties or is required to obtain any Required Governmental Authorizations or third party consents) of receipt of the ROFR Acceptance, acquire such ROFR Interests pursuant to a definitive agreement with the ROFR Transferor in accordance with the terms of the ROFR Acceptance (“ROFR Closing”). If GTLS does not consummate the acquisition of all such ROFR Interests within the longest of the periods contemplated by this Section 7(D) and the ROFR Transferor has taken all reasonable actions to cause such consummation to occur, then the ROFR Transferor may for a 180-day period after the expiration of such period (as may be extended pursuant to the foregoing) consummate the ROFR Transaction that is the subject of the ROFR Notice to any Person on any terms.
(E)GTLS hereby acknowledges and agrees that for three months following the ROFR Closing Date (the “ROFR Hold Period”), it will not, and will cause its Affiliates not to, offer, announce the intention to sell, sell, contract to sell, pledge, grant any option to purchase or otherwise transfer or Dispose of, directly or indirectly, any of the ROFR Interests acquired from ISQ to any third-party. Without limiting the foregoing, at any time prior to the expiration of the ROFR Hold Period, GTLS shall not, and shall cause its Affiliates not to, interfere with any sales or marketing process initiated by ISQ regarding the sale of the ROFR Interests, including encouraging any third party not to purchase the ROFR Interests or otherwise engage in substantive conversations regarding the subsequent Disposition of the ROFR Interests.
8.Representations, Warranties, Agreements and Acknowledgements of the Parties. Each Party hereby represents and warrants to the other Parties that (i) it has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein, (ii) the execution and delivery of this Agreement, and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary actions, (iii) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement, enforceable against it in accordance with its terms, and (iv) the execution and delivery of this Agreement by it does not, and the consummation of the transactions contemplated herein will not, (a) violate or conflict with its constituent documents, (b) constitute a breach or default or give rise to any third party right of consent or termination under any agreement, understanding or undertaking to which it is a party, or (c) violate any Law, regulation, order, judgment or decree applicable to it.
9.Calculation Rules and Conventions. The Parties will employ the following calculation rules and conventions in determining ISQ’s Internal Rate of Return with respect to the ISQ Shares then owned by ISQ at the applicable time:
(A)Continuity of Ownership. The Parties will treat ownership of ISQ Shares as being continuous from the HTEC Closing Date to the date as of which the calculation is being made, without regard to any change in ownership of ISQ Shares between ISQ or its Affiliates during such period (but only to the extent that such Shares are then-owned by ISQ or its Affiliates at the applicable time).
(B)Cash Flows and Exchange Rate. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to any applicable ISQ Share shall consist

AmericasActive:15983729.1

solely of the sum of (x) the Original Investment per Share (as a negative number) and (y) all distributions and dividends received by ISQ and its Affiliates from the Company in respect of the ISQ Shares. Any amount received by ISQ and its Affiliates that is in the nature of a recovery or replacement of, or indemnity or compensation for or with respect to, or is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clause (y) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket costs, or expenses of ISQ paid to third parties) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by ISQ (or its nominee). For purposes of the Cash Flow and MOIC Hurdle calculations, if ISQ or any of its Affiliates receives any distributions or dividends from the Company in CAD, such CAD will be converted to USD based on the Exchange Rate with respect to the date of payment of such distribution or dividend.
(C)Equitable Adjustments. If after the date of this Agreement, the outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (other than any event expressly contemplated by this Agreement), then any number, value (including dollar value) or amount contained herein which is based upon the number of Shares will be equitably adjusted to provide GTLS and ISQ the same economic effect as contemplated by this Agreement prior to such event.
10.Dispute Resolution.
(A)Disputes. This Section 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (i) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement and (ii) the applicability of this Section 10 to a particular dispute. Any dispute to which this Section 10 applies is referred to herein as a “Dispute.” The provisions of this Section 10 shall be the exclusive method of resolving Disputes. For the avoidance of doubt, the terms of this Section 10 shall not apply to any dispute arising under the HTEC Subscription Agreements, the HTEC Secondary Purchase Agreements or the HTEC Shareholder Agreement, which dispute shall be governed by the applicable dispute resolution mechanics set forth in those other applicable documents.
(B)Negotiation to Resolve Disputes. If a Dispute arises, the Parties (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
(C)Courts. If a Dispute is still unresolved following 10 Business Days after the Parties attempted in good faith to resolve the Dispute (or if any Party refuses to meet to resolve the Dispute for 10 Business Days) in accordance with Section 10(B), then any of such Parties may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Parties irrevocably submits to the exclusive jurisdiction of, and

AmericasActive:15983729.1

agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such Party at the address and in the manner provided in Section 11(A). Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(D)Specific Performance. The Parties understand and agree that: (i) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms; (ii) although monetary damages may be available for the breach of such covenants and agreements, such monetary damages are not intended to and would not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance; and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall, subject to Sections 10(B) and 10(C), be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement, and to seek to enforce specifically the terms and provisions of this Agreement. Each of the Parties further agrees that the Parties shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in this Agreement, and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
11.Miscellaneous.
(A)Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by email (provided there is no indication of message transmittal failure) (a copy of which may be delivered in person or by courier or mail). Any such notice or other communication shall be deemed to have been received on the day of sending (or, if not a Business Day, on the next Business Day thereafter). Notice of change of address shall be governed by this Section. Notices and other communications shall be addressed as follows:
if to GTLS:
Chart Industries, Inc.
One Overton Park
3625 Cumberland Boulevard, Suite 150
Atlanta, GA 30339

AmericasActive:15983729.1

Attention: Jillian C. Evanko, Chief Executive Officer
     Herbert G. Hotchkiss, VP, General Counsel and Secretary
Email: jillian.evanko@chartindustries.com;
herbert.hotchkiss@chartindustries.com;
with a copy to (which shall not constitute notice):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Matt Stevens
Email: mstevens@winston.com

and if to ISQ:
I Squared Capital
c/o I Squared Capital Advisors (US) LLC
600 Brickell Avenue
Miami, Florida 33131
Attention: Thomas Lefebvre
    William Campbell, General Counsel
    Martin Lythgoe
Email: Thomas.Lefebvre@isquaredcapital.com
    William.Campbell@isquaredcapital.com
    Martin.Lythgoe@isquaredcapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: John D. Pitts
    Kyle M. Watson
Email: john.pitts@kirkland.com
    kyle.watson@kirkland.com

(B)Entire Agreement. This Agreement, the HTEC Subscription Agreements, the HTEC Secondary Purchase Agreements and the HTEC Shareholder Agreement and any agreements and documents to be delivered pursuant to the terms of this Agreement, together constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties or other agreements in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement and any agreements and documents to be delivered pursuant to the terms of this Agreement.

AmericasActive:15983729.1

(C)Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless it is in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-compliance or by anything done or omitted to be done by that Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance, whether of the same or any other nature.
(D)Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
(E)Time of Essence. Time shall be of the essence of this Agreement in all respects.
(F)Amendments. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by each of the Parties expressly so amending or modifying this Agreement or any part hereof.
(G)Counterparts. This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Counterparts may be executed either in original or electronic format (via PDF or other similar format).
(H)Successors and Assigns. Expect as otherwise set forth in this Agreement, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that ISQ may assign its rights under this Agreement to each of its Affiliates who holds any of the ISQ Shares. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
(I)Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.
(J)Severability; Enforcement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order

AmericasActive:15983729.1

that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
(K)Expenses. Except as otherwise required by this Agreement, the HTEC Subscription Agreements, the HTEC Secondary Purchase Agreements or the HTEC Shareholder Agreement, each Party shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Shareholder, holding its Shares, and administering its rights and obligations under this Agreement.
(L)Swap Agreement. The Parties intend that the provisions of Section 3 and Section 4 of this Agreement each constitute a “swap agreement” under 11 U.S.C. §101(53B), or any successor provision, and, for such purpose, each such Section is to be viewed as a stand-alone transaction and agreement, independent of each other and the other terms and provisions of this Agreement.
(M)Transfer Taxes. Any and all transfer, documentary, sales, use, value added, stamp, registration and other similar taxes and fees (including any penalties and interest with respect thereto) incurred in connection with, or as a result of, any Transfer of Shares by ISQ or its Affiliates to GTLS pursuant to the transactions described in this Agreement shall be borne equally by GTLS and ISQ such that each of GTLS and ISQ bears 50% of the aggregate amount of such taxes and fees, respectively.
(N)No Partnership. Neither this Agreement, nor any other agreement or arrangement entered into by the Parties relating to the subject matter of this Agreement, shall be deemed or construed as creating a partnership for any purposes.
(O)Non-Recourse. Each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the Parties, and no individual, entity or other person that is not a Party shall have any liability arising out of or relating to this Agreement.
(P)Applicability. For the avoidance of doubt, as of any time following the HTEC Closing Date, the terms and provisions of this Agreement (including the Put Option Purchase Price and the Call Option Purchase Price) shall only apply to the ISQ Shares that are then-owned by ISQ or its Affiliates.
(Q)Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the consummation of a Public Offering; provided, however, that neither Party shall be relieved by virtue of such termination of any liability in respect of any breach of this Agreement that occurs prior to such termination.
(R)Confidentiality. Any press or other public release or announcement concerning this Agreement or the transactions contemplated hereby shall not be issued without the prior written consent of each of ISQ and GTLS (which shall not be unreasonably withheld,

AmericasActive:15983729.1

conditioned or delayed), except in each case as required by applicable Law or stock exchange requirements (including for financial reporting purposes). The foregoing shall not restrict ISQ and its Affiliates from providing customary information in respect of the transactions contemplated by the terms of this Agreement (i) to their financing sources, including its current and prospective investors and partners, and (ii) in connection with fundraising activities or fund performance reporting to current or prospective investors, lenders or partners.
[signature pages follow]

AmericasActive:15983729.1

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Chart Industries, Inc.

By: /s/ Jillian Evanko
Name: Jillian Evanko
Title: CEO & President

[Signature Page to Co-Investment Agreement]

ISQ HTEC HoldCo Limited

By: /s/ Dominic Spiri
Name: Dominic Spiri
Title: Director

ISQ Blueprint Acquisitions Inc.

By: /s/ Thomas Lefebvre
Name: Thomas Lefebvre
Title: Director

[Signature Page to Co-Investment Agreement]